Exhibit 10.28

AAR CORP. Short-Term Incentive Plan

1.                                       Purpose.

The purpose of the AAR CORP. Short-Term Incentive Plan (“STIP”) is to provide an incentive for selected senior executives of AAR CORP. (the “Company”) and its subsidiaries to achieve the Company’s short-term performance goals by providing them with an annual cash incentive payment based on the financial and operating success of the Company.

2.                                       Definitions.

(a)           “Board” means the Board of Directors of the Company.

(b)           “Bonus” means the cash annual incentive paid to a Participant under this STIP for a fiscal year of the Company.

(c)           “Cause” shall have the meaning ascribed to it in the Amended and Restated AAR CORP. Stock Benefit Plan or successor plan thereto.

(d)           “Code” means the Internal Revenue Code of 1986, as amended.

(e)           “Committee” means the Compensation Committee of the Board, or if the Committee is not comprised of “outside directors” as defined in Section 162(m) of the Code, then by a subset of the Committee comprised of at least two “outside directors” (the “Committee”).

(f)            “Company” means AAR CORP.

(g)           “Disability” means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(h)           “Leverage Ratio” means Total Recourse Net Debt divided by Total Capital, where (i) Total Recourse Net Debt means all recourse debt obligations (long-term and short-term) on the Company’s balance sheet at face value less cash and cash equivalents, excluding debt in excess of $10 million incurred during the fiscal year as a result of a merger, acquisition, or joint venture, and as adjusted for changes in Generally Accepted Accounting Principles, and (ii) Total Capital means Total Recourse Net Debt plus the book value of Shareholders Equity.  Leverage Ratio for a fiscal year will be the average of the Leverage Ratio at the end of each fiscal quarter of such fiscal year.

(i)            “Net Income” means total consolidated net income less joint venture results attributable to non-controlling interests, excluding special charges or unusual or infrequent items incurred during the fiscal year, and as adjusted for changes in Generally Accepted Accounting Principles.

(j)            “Participant” means any active executive of the Company or subsidiary who has been selected by the Committee as eligible to earn a Bonus under the STIP.

(k)           “Retirement” means the Participant’s voluntary termination of his employment, or his termination of employment by the Company or a subsidiary without Cause when he has (i) attained age 65 or (ii) attained age 55 and his age plus the number of his consecutive years of service with the Company and subsidiaries is at least 75.

(l)            “Salary” means a Participant’s base annual salary earned during a fiscal year of the Company while a Participant.

(m)          “STIP” means this AAR CORP. Short-Term Incentive Plan.

3.                                       Administration.

The STIP shall be administered by the Committee.  The Committee has full authority to select the senior executives eligible to participate in the STIP and determine when the senior executive’s participation in the STIP will begin and end.  Subject to the express provisions of the STIP, the Committee shall be authorized to interpret the STIP and to establish, amend and rescind any rules and regulations relating to the STIP and to make all other determinations deemed necessary or advisable for the proper administration of the STIP.  The determinations of the Committee in the proper administration of the STIP shall be conclusive and binding.

4.                                       Eligibility and Participation.

Participation in the STIP is limited to those senior executives of the Company or a subsidiary who the Committee designates as Participants.  When the Committee selects an executive to become a Participant under the STIP, it shall designate the date as of which the executive’s participation shall begin.

5.                                       Annual Bonus Awards.

(a)           Determination of Participants, Performance Goals and Target Bonus Amounts. On or before the 90th day of each fiscal year of the Company, the Committee shall (i) determine the Participants for such fiscal year, (ii) establish threshold, target and maximum Net Income and Leverage Ratio goals for such fiscal year, and (iii) approve the target Bonus payment for each Participant expressed as a percentage of the Participant’s Salary.

(b)           Bonus Payment.  As soon as reasonably practicable after the end of the applicable fiscal year, the Committee shall determine the extent to which each of the Net Income and Leverage Ratio targets were attained for such fiscal year.  The Bonus payable to each Participant will be equal to the sum of (i) 50% of the Participant’s target Bonus multiplied by the applicable Net Income Multiplier Percentage and (ii) 50% of the Participant’s target Bonus multiplied by the Leverage Ratio Multiplier Percentage:

Net Income (50%)		Leverage Ratio (50%)
Achievement of Target	Multiplier Percentage	Average Leverage Ratio	Multiplier Percentage
Threshold	70%	Threshold	70%
Target	100%	Target	100%
Maximum	150%	Maximum	150%

For achievement of Net Income and Leverage Ratio goals between established ranges, the Multiplier Percentage will be interpolated on a straight-line basis.  For performance at less than threshold level, the Multiplier Percentage for the applicable performance goal will be zero.

Notwithstanding the foregoing, no Bonus will be payable for a fiscal year if Net Income for such fiscal year is not positive.

6.                                       STIP Limitations.

Notwithstanding the foregoing, no Bonus shall be paid under the STIP for a fiscal year to a Participant whose employment with the Company and all subsidiaries terminates during such fiscal year unless the termination is due to death, Disability or Retirement, or as otherwise approved by the Committee.  If the Participant terminates during the fiscal year due to death, Disability or Retirement, the Participant will be entitled to a prorata portion of the Bonus he would have earned under the STIP had he remained employed through the end of the fiscal year.  Such Bonus will be paid at the same time Bonuses are paid to active Participants.

7.                                       Payment of Bonuses.

A Participant’s Bonus for a fiscal year shall be paid in cash to the Participant, or to the Participant’s beneficiary (ies) in the event of his death, within two and one-half months after the end of such fiscal year, unless the Participant has previously elected to have all or a portion of the Bonus deferred in accordance with the AAR CORP. Supplemental Executive Retirement Plan.  The Company shall deduct all taxes required by law to be withheld from all Bonus payments.

8.                                       No Assignment.

Except in the event of a Participant’s death, the rights and interests of a Participant under the STIP shall not be assigned, encumbered or transferred.

9.                                       Termination of Participation.

The Committee reserves the right to cancel a Participant’s participation in the STIP at any time.

10.                                 Employment Rights.

Nothing contained in the STIP shall be construed as conferring a right upon any employee to continue in the employment of the Company or any subsidiary.

11.                                 Amendment/Termination.

The Board may either amend or terminate the STIP at any time, without the consent of the Participants and without the approval of the stockholders of the Company; provided, that such modification or elimination shall not affect the obligation of the Company to pay any Bonus after it has been earned under the STIP.